Exhibit 10.1

FIFTH AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (“Amendment”) is dated as of May 15, 2014 by and among CARS ACQUISITION LLC, a Georgia limited liability company, CAR FINANCIAL SERVICES, INC., a Georgia corporation, CAR FUNDING II, INC., a Nevada corporation, and CONSUMER AUTO RECEIVABLES SERVICING, LLC, a Georgia limited liability company, FORTIVA HOLDINGS, LLC, a Georgia limited liability company, FORTIVA FUNDING, LLC, a Georgia limited liability company, and FORTIVA CAPITAL, LLC, a Georgia limited liability company (collectively, the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A.Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of October 4, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B.Borrowers have requested and Agent and Lenders have agreed to amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1.Amendments.
(a)Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:
“Borrowing Base” means, as of the date of determination, an amount equal to:
(a)     the lesser of (i) the Principal Advance Rate multiplied by the aggregate balance of Eligible Principal Receivables of CAR Borrowers and (ii) the Net Advance Rate multiplied by the aggregate balance of Eligible Net Receivables of CAR Borrowers, plus
(b)    the lesser of (i) Seventy Percent (70%) multiplied by the aggregate balance of Eligible Net Fortiva Receivables of Fortiva Borrowers, and (ii) the Fortiva Sublimit, minus
(c)     reserves established by Agent pursuant to Section 2.1(e).
“Eligible Direct Consumer Loan” means a Direct Consumer Loan which (a) is in compliance with Borrowers’ underwriting guidelines, (b) has a maximum cash advance of no more than Four Thousand Dollars ($4,000), (c) has an original term of no more than twenty four (24) months, (d) such Receivable is secured by a motor vehicle, and

(e) Borrowers possess and maintain all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in connection with the origination of such Direct Consumer Loan.
“Eligible Receivables” means, as of the date of determination, Receivables which are Chattel Paper, which conform to the warranties set forth in Section 4.1 hereof, in which Agent has a validly perfected first priority Lien, and which are not any of the following: (i) Receivables for which a payment is more than sixty-one (61) days past due on a contractual basis; (ii) Receivables from (A) equity holders of any Borrower, (B) any Affiliate or (C) any employee of an Affiliate; (iii) Receivables subject to litigation or legal proceedings or Receivables which are subject to bankruptcy proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code; (iv) Receivables which have been restructured or otherwise modified except as may be required by applicable law (including, without limitation, SCRA and the United States Bankruptcy Code); (v) for PIPP Receivables the portion of a purchased term in excess of eighteen (18) months; (vi) Receivables (other than PIPP Receivables) with remaining terms following purchase in excess of forty (40) months; (vii) Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific dealer or group of related dealers, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (viii) Receivables which provide for interest only; (ix) Receivables which provide for a balloon payment in an amount greater than two hundred percent (200%) of the regularly scheduled payment amount; (x) Receivables for which the original certificate of title is not received by Borrowers or Custodian within one hundred twenty (120) days of origination; (xi) Point of Sale Receivables for which the amount, when aggregated with all other Point of Sale Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xii) Point of Sale Receivables for which the title and/or lien receipt is not received by Borrowers or Custodian within sixty (60) days of origination; (xiii) Receivables for which the related collateral has been assigned for repossession or has been repossessed; (xiv) Receivables with more than two (2) extensions during the most recent twelve (12) month period or more than three (3) extensions in the aggregate; (xv) Receivables not serviced by Servicer for which the amount, when aggregated with all other such Receivables, exceeds Ten Percent (10%) of all total Receivables of Borrowers then outstanding, to the extent of such excess; (xvi) Floor Plan Receivables for which the amount, when aggregated with the gross Receivable amount of all other of such Receivables, exceeds the lesser of Twenty Percent (20%) of all total Receivables of Borrowers then outstanding or Twelve Million Dollars ($12,000,000), to the extent of such excess; (xvii) Receivables purchased by Borrowers as part of a bulk purchase with a dealer advance in excess of Two Million Dollars ($2,000,000) without Agent’s prior written approval; (xviii) Receivables which have not been funded to the applicable dealer; (xix) Receivables originated on or after the date of this Agreement which constitute Non-Conforming Collateral; (xx) Receivables constituting Direct Consumer Loans unless an Eligible Direct Consumer Loan; (xxi) Receivables for which the account debtor’s chief executive office, principal place of business or primary residence, as applicable, is not within one of the fifty states of the United States of America; or (xxii) Receivables which, in Agent’s reasonable discretion, do not constitute acceptable collateral.
“Fortiva Sublimit Expiration Date” means May 17, 2015.
“Maturity Date” means October 4, 2017.

(b)Interest. Section 2.6(a) of the Loan Agreement is amended and restated as follows:
(a)    In the absence of an Event of Default hereunder, and prior to maturity, the outstanding principal balance of the Loan will bear interest at an annual rate at all times equal to the LIBOR Rate plus the Applicable Margin; provided, however, during each period that the average outstanding principal balance of the Loan (excluding for purposes of such determination Advances used by Fortiva Borrowers) during any calendar month is less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000) (“Minimum Balance”), Borrowers shall pay interest for such calendar month at such rate per annum based upon the Minimum Balance.
(c)Optional Prepayments. Section 2.8(a) of the Loan Agreement is amended and restated as follows:
(a)    Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part without premium or penalty, provided that (i) except as otherwise contemplated herein, in the event Borrowers repay the Loan in full at any time (A) prior to the date that is two (2) years prior to the Maturity Date, Borrowers shall pay a sum equal to One and One-Half of One Percent (1.50%) of the Maximum Principal Amount as a prepayment fee, (B) during the period commencing on the date that is two (2) years prior to the Maturity Date through the date that is one (1) year prior to the Maturity Date, Borrowers shall pay a sum equal to One and One-Quarter of One Percent (1.25%) of the Maximum Principal Amount as a prepayment fee, (C) during the one (1) year period prior to the Maturity Date, Borrowers shall pay a sum equal to One Percent (1.00%) of the Maximum Principal Amount as a prepayment fee, (ii) in the event Borrowers repay the solely the Obligations owing by Fortiva Borrowers in full at any time prior to the Fortiva Sublimit Expiration Date and terminate the Commitments of Lenders solely with respect to Fortiva Borrowers, Borrowers shall pay a sum equal to Two Percent (2.0%) of the Fortiva Sublimit as a prepayment fee, (iii) prepayments shall be in a minimum amount of Ten Thousand Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (iv) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fees are estimates of Lenders’ damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any.
(d)Schedule V. Schedule V of the Loan Agreement is amended and restated on Schedule A attached hereto and made part hereof.

2.Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):
(a)Execution and delivery to Agent by Borrowers and Atlanticus of this Amendment.

3.Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders that:
(a)All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.
(b)The execution and delivery by such Borrower of this Amendment, the Note and each assignment, instrument, document, or agreement executed and delivered in connection herewith by such Borrower and the performance by such Borrower of the transactions herein and therein contemplated (i) are and will be within such Borrower’s powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of such Borrower, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of such Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which such Borrower is a party or by which such Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of such Borrower.
(c)This Amendment, the Note and any assignment, instrument, document, or agreement executed and delivered by such Borrower in connection herewith will be valid, binding and enforceable against such Borrower in accordance with its respective terms.
(d)No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

4.Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no known claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrowers has any known claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers jointly and severally promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.

5.Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, each Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

6.Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirms that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $26,000,000, plus continually accruing interest and all fees, costs, and expenses, including reasonable attorneys’ fees, incurred through the date hereof.

7.Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

8.Acknowledgment of Atlanticus. By execution of this Amendment, Atlanticus hereby acknowledges the terms and conditions of this Amendment and Atlanticus hereby ratifies and confirms that the Atlanticus Agreement continues unchanged and in full force and effect; provided, however, Atlanticus agrees and acknowledges that the term “Borrower” in the Atlanticus Agreement includes CAR Borrowers and Fortiva Borrowers.

9.Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.

10.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:

CARS ACQUISITION LLC By:/s/ Jay Putnam Name: Jay Putnam Title: Manager
CAR FINANCIAL SERVICES, INC. By:/s/ Jay Putnam Name: Jay Putnam Title: Director
CAR FUNDING II, INC. By:/s/ Jay Putnam Name: Jay Putnam Title: Director
CONSUMER AUTO RECEIVABLES SERVICING, LLC By: /s/ Jay Putnam Name: Jay Putnam Title: Manager
FORTIVA HOLDINGS, LLC By: /s/Brian Stone Name: Brian Stone Title: Manager
FORTIVA FUNDING, LLC By: /s/Brian Stone Name: Brian Stone Title: Manager
FORTIVA CAPITAL, LLC By: /s/Brian Stone Name: Brian Stone Title: Manager

Acknowledged:

ATLANTICUS HOLDINGS CORPORATION

By:    /s/Rosalind T. Drakeford
Name:    Rosalind T. Drakeford
Title:    Assistant Secretary

AGENT AND LENDER:	WELLS FARGO BANK, N.A. By: /s/ Thomas M. Romanowski Name: Thomas M. Romanowski Title: VP

SCHEDULE A TO THE FIFTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT

SCHEDULE V

ADVANCE RATE

Collateral Performance Indicator	Principal Advance Rate	Net Advance Rate
< 11%	65%	85%
>11% & < 13%	64%	84%
>13% & <15%	63%	83%
>15% & <17%	62%	82%
>17%	60%	80%

APPLICABLE MARGIN

(a) through and including September 30, 2014, 4.00% and (b) thereafter, 3.50%.